UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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BLUCORA, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

Item 1: On March 30, 2021, Ancora issued the following press release:

Ancora Releases Presentation Detailing the Case for Urgent Change Atop Blucora

Believes the Ancora Slate has Made a Compelling, Facts-Based Case That Change is Urgently Needed in the Company’s Boardroom

Urges Stockholders to Vote on the WHITE Proxy Card to Refresh the Company’s Ten-Member Board With Our Four Highly-Qualified Director Candidates, Each of Whom Possess Sorely-Needed Financial Services Experience

CLEVELAND--MARCH 30, 2021--(BUSINESS WIRE)--Ancora Holdings, Inc. (together with its affiliates, “Ancora”), which collectively with the other participants in its solicitation beneficially owns approximately 3.4% of the outstanding common stock of Blucora, Inc. (NASDAQ: BCOR) (“Blucora” or the “Company”), today released a 73-page presentation that details the case for urgent change in Blucora’s boardroom and summarizes its director candidates’ value-enhancing vision. As a reminder, Ancora is seeking to reconstitute Blucora’s 10-member Board of Directors (the “Board”) at the Company’s Annual Meeting of Stockholders on April 21, 2021 by removing four incumbent directors and electing four highly-qualified financial services industry experts: Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek.

Ancora encourages Blucora’s stockholders and stakeholders to vote on the WHITE Proxy Card by signing, dating and returning each WHITE Proxy Card they receive. Please visit www.ABetterBlucora.com to download the Ancora slate’s presentation and obtain important information, including instructions for how to vote on the WHITE Proxy Card to elect our four-member slate.

The presentation includes specific detail pertaining to the case for change atop Blucora. In our view, the Ancora slate’s presentation shows how the incumbent Board is:

•	Attempting to mislead stockholders by trying to convince them Blucora’s six-year-old, synergy-focused strategy and Chief Executive Officer who has sat on the Board since 2014 are “new.”

•	Failing to recognize the apparent lack of synergies between Avantax and TaxAct when neither business has experienced material growth while operating under Blucora’s bloated holding company model.

•	Mismanaging the Avantax business by failing to integrate it operationally or culturally and charging financial professionals unreasonable fees, resulting in significant advisor attrition.

•	Responsible for selecting inexperienced and underqualified c-level leaders, suggesting very poor succession planning.

•	Presiding over a misaligned executive compensation structure that enabled Chief Executive Officer Chris Walters to obtain more than $8 million in 2020 (including roughly $200,000 for commuting expenses) – far exceeding the vast majority of his peers despite staggering stockholder value destruction.

•	Allowing unacceptable spending and a culture of excess to persist – including by maintaining a corporate plane – while stockholders suffer significant losses.

•	Demonstrating a complete disregard for corporate democracy by sending a stream of seemingly harassing letters to Ancora and its nominees and making a series of amendments to Blucora’s bylaws that appear deliberately designed to dissuade the Company’s owners from exercising their lawful rights to hold the Board accountable.

Our slate’s presentation also outlines a strategic vision for helping build a better Blucora. Our slate will bring a new mentality to the Board on Day 1 by encouraging collegial debate and thoughtful discussions about a new path forward. The four main components of our vision include:

1.	Focus Blucora’s Attention and Resources on Avantax. We believe the Board needs to consider steps that can lead to a stronger and more stable Avantax by rolling back the widely unpopular $60 direct-to-fund fee and $7.50 “paper account” fee imposed on financial professionals. In addition, the Board should reassess rolling back the ill-conceived initiative to transition end-client assets away from the direct-to-fund business and towards Avantax’s separately managed account business. Blucora needs to be investing in qualified executive leaders with practical wealth management and broker-dealer experience as well as targeted marketing and business development initiatives.

2.	Rebuild Credibility and Trust with Avantax Financial Professionals. We believe the Board needs to immediately increase its efforts to stem attrition at Avantax by introducing a new incentive fee model, exploring a new retention compensation program, and enhancing communications and ongoing engagement with financial professionals. We contend Blucora executives and new Board members should take part in a “listening tour” to help the Company better understand the needs and pain points for Avantax financial professionals.

3.	Create a Special Committee to Explore Alternatives for TaxAct. We would encourage the Board to form a committee comprised of independent directors with relevant experience assessing transactions and working in the tax space to explore strategic alternatives for TaxAct. This committee can be empowered to retain independent financial and legal advisors to support a credible review process. Once formed, the committee should have sufficient time to assess TaxAct’s past performance and projections, run a market test and contemplate the value that could be created through strategic improvement and via sale. We believe it would be in stockholders’ best interests for the committee to present findings and recommendations to the full Board, and ultimately make those findings public.

4.	Establish a More Disciplined Capital Allocation Framework. We would encourage the Board to assess a new capital allocation framework that deprioritizes wasteful spending in favor of organic growth and debt reduction. As a first step, we believe the Board should reallocate a significant portion of Blucora’s sales and marketing budget from TaxAct to Avantax and cut the Company’s $82 million in annual General and Administrative expenses by eliminating excessive executive travel stipends, divesting of the corporate plane and cutting back on outside service fees. We would also urge the Board to reduce executive compensation and director fees to realign pay to the Company’s performance and peer set. Finally, proceeds from any prospective sale of TaxAct and free cash flow could be applied to accelerate the pay down of hundreds of millions in net debt.

***

Only by voting on the WHITE Proxy Card to elect all four of Ancora’s director candidates will stockholders be able to promptly install independent thinkers and industry experts on Blucora’s Board.

Please visit www.ABetterBlucora.com to view our presentation, meet the Ancora Slate and learn how to vote on the WHITE Proxy Card.

***

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Contacts

For Investors:

Ancora Alternatives

James Chadwick

(216) 593-5048

jchadwick@ancora.net

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: Also on March 30, 2021, Ancora sent the following email to subscribers of www.ABetterBlucora.com:

 Item 3: Also on March 30, 2021, the following materials were posted by Ancora to www.ABetterBlucora.com: